                                                                 EXHIBIT (5)(f)


                              SULLIVAN CROMWELL
                              125 BROAD STREET
                          NEW YORK, NEW YORK 10004


                                                               October 6, 1995



BanPonce Corporation,
   209 Munoz Rivera Avenue,
      Hato Rey, Puerto Rico 00918.

BanPonce Financial Corp.,
   521 Fellowship Road,
      Mt. Laurel, New Jersey 08054.

Ladies and Gentlemen:

                 In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to $1,000,000,000 aggregate amount, or the equivalent thereof in other currencies or currency units, less an amount equal to the aggregate proceeds from the sale of securities other than the Securities (as defined below) registered under the Act under the Registration Statement on Form S-3 (No. 33-61601), of Medium-Term Notes, Series 2 (such series of securities being hereinafter referred to as the "Series" and any securities to be issued from time to time as part of such Series being hereinafter referred to individually as a "Security" and collectively as the "Securities") of BanPonce

BanPonce Corporation                                                       -2-
BanPonce Financial Corp.


Financial Corp., a Delaware corporation (the "Company"), endorsed with guarantees (the "Guarantees") of BanPonce Corporation, a Puerto Rico corporation (the "Guarantor"), to be issued pursuant to the Indenture, dated as of October 1, 1991, as supplemented by the First Supplemental Indenture, dated as of February 28, 1995 (together, the "Indenture"), among the Company, the Guarantor and The First National Bank of Chicago (the "Trustee"), as successor trustee to Citibank, N.A., we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                 Upon the basis of such examination, we advise you that, in our opinion:

                 (1) The Series has been duly authorized and established in conformity with the Indenture and, when the terms of a particular Security and of its issuance and sale have been duly authorized and established by all necessary corporate action in conformity with the Indenture, and such Security has been duly prepared, executed, authenticated and issued in accordance with the Indenture and issued and sold as contemplated in the Registration Statement and the Prospectus, dated

BanPonce Corporation                                                     -3-
BanPonce Financial Corp.


         September 27, 1995 (the "Prospectus"), as supplemented by the Prospectus Supplement thereto, dated October 6, 1995 (the "Prospectus Supplement"), such Security will constitute a valid and legally binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 (2) The issuance of the Guarantees has been duly authorized, the Guarantees have been established in conformity with the Indenture and, when the terms of a particular Security and of its issuance and sale have been duly authorized and established by all necessary corporate action in conformity with the Indenture, and such Security has been duly prepared, executed, authenticated and issued in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Prospectus and the Prospectus Supplement, and the Guarantee endorsed on such Security has been duly executed in accordance with the Indenture, such Guarantee will constitute a valid and legally binding obligation of the Guarantor

BanPonce Corporation                                                       -4-
BanPonce Financial Corp.


         enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            In connection with our opinion, we have assumed that at the time of the issuance, sale and delivery of each particular Security the authorization of the Series and the Guarantees endorsed on the Securities will not have been modified or rescinded and, with respect to each Security and the Guarantee endorsed thereon, that such Security and such Guarantee will conform to the draft forms of the Securities and Guarantees examined by us. We have also assumed that at the time of the issuance, sale and delivery of each particular Security there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Security and the Guarantee endorsed thereon and that the issuance, sale and delivery of such Security, all of the terms of such Security and the performance by the Company of its obligations under such Security and by the Guarantor of its obligations under such Guarantee will comply with applicable law and with each requirement or restriction imposed by any court or

BanPonce Corporation                                                       -5-
BanPonce Financial Corp.


governmental body having jurisdiction over the Company or the Guarantor and will not result in a default under or a breach of any agreement or instrument then binding upon the Company or the Guarantor.

                 We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit, or on related Guarantees, in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security, or on a related Guarantee, would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

BanPonce Corporation                                                       -6-
BanPonce Financial Corp.


                 The foregoing opinion is limited to the Federal laws of the United States, the laws of the Commonwealth of Puerto Rico, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Puerto Rico law, we have relied upon the opinion, dated October 6, 1995, of Brunilda Santos de Alvarez, Esq., Puerto Rico counsel to the Guarantor and the Company, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Brunilda Santos de Alvarez, Esq.

                 Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (No. 33-61601) and to the references to us under the heading

BanPonce Corporation                                                       -7-
BanPonce Financial Corp.


"Validity of Offered Securities" in the Prospectus and the heading "Validity of the Notes and Guarantees" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,

                                                     /s/ SULLIVAN & CROMWELL